EXHIBIT 1


                 MANAGEMENT SERVICES AGREEMENT


          THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of September 9, 1997 by and between THE YUCAIPA COMPANIES LLC, a Delaware limited liability company ("Yucaipa"), and Fred Meyer, Inc., a Delaware corporation formerly known as Meyer-Smith Holdco, Inc. (the "Company").

                            RECITALS

          A. FM Stores, Inc., a Delaware corporation and predecessor to Company formerly known as Fred Meyer, Inc. ("Fred Meyer Stores") is in the business of operating multidepartment stores and specialty stores and is a leading regional retailer of a wide range of food, apparel, fine jewelry and products for the home;

          B. Smith's Food & Drug Centers, Inc. ("Smith's") is in the business of operating combination food and drug centers and is a leading regional supermarket and drug store chain;

          C. Fred Meyer Stores and Smith's, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of May 11, 1997 (the "Merger Agreement"), have combined their operations through the mergers contemplated therein (the "Mergers"), and each of them have become wholly-owned subsidiaries of the Company;

          D. Yucaipa is experienced in the management of supermarket companies and has been providing certain general business and financial advice and management services to Smith's;

          E. The Company wishes to obtain the continuing benefits of Yucaipa's advice and services following the consummation of the Mergers; and

          F. In connection with the Mergers, Ronald W. Burkle has been elected to serve as the Chairman of the Board of Directors of the Company.


                           AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

SECTION 1.     MANAGEMENT SERVICES.

          (a) Subject to the provisions of this Agreement, and subject to the supervision of the Board of Directors of the Company (the "Board of Directors"), Yucaipa, through its members, employees or other designated representatives or agents, shall provide the Company with management consultation and advice regarding strategic planning and development, budgeting, future financing plans, selection and retention of management employees, general business management and governmental affairs, and such other similar management services as may be requested by the Board of Directors and/or the Chief Executive Officer from time to time. As used herein, the Company refers to the Company and its subsidiaries, as the context requires.

          (b) Chairman of the Board of Directors. Ronald W. Burkle shall, if he so elects, have the right to serve as Chairman of the Board of Directors of the Company during his initial three year term as a director of the Company, and shall have all rights and responsibilities customarily vested in a Chairman of the Board of Directors, provided that he shall not receive any compensation for serving in such capacity beyond the compensation paid to Yucaipa under this Agreement.

          (c) Best Practices. During the term of this Agreement the Company will be afforded the opportunity to participate in the "Best Practices" program as conducted by Yucaipa and certain of its affiliated businesses.

SECTION 2.     MANAGEMENT FEES.

          Commencing on the date hereof (the "Effective Date"), the Company shall pay to Yucaipa an annual management fee, in consideration of the services rendered by Yucaipa pursuant to Section 1 above, equal to Five Hundred Thousand Dollars ($500,000.00), one-twelfth (1/12th) of which shall be payable in advance on the first day of each calendar month; provided that a prorated portion of such fee will be payable in advance on the Effective Date for the partial month beginning on the Effective Date and ending on the last day of the then current month.

SECTION 3.     REIMBURSEMENT OF EXPENSES.

          The Company shall reimburse Yucaipa for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement. Yucaipa shall bill the Company for the amount of all such costs and expenses monthly, and shall provide the Company with a reasonable itemization of such costs and expenses.

SECTION 4.     ADDITIONAL SERVICES.

          In the event that, during the term of this Agreement, the Board of Directors requests Yucaipa to provide (i) consulting services in connection with any proposed acquisition or divestiture transaction or any debt or equity financing or (ii) any other services not contemplated by Section 1 above, Yucaipa shall be entitled to such additional compensation for such services as may be agreed upon by Yucaipa and the Company (and approved by a majority of the Company's disinterested directors).

SECTION 5.     TERM OF AGREEMENT.

          The term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years ending on the fifth anniversary of the Effective Date.

SECTION 6.     TERMINATION.

          6.1 Termination by the Company. The Company may elect to terminate this Agreement:

          (a) at any time following a determination of the Board of Directors to effect such a termination by giving Yucaipa at least ninety (90) days' written notice of such termination;

          (b) if Yucaipa shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice from the Company, which notice shall describe the alleged failure with particularity; and

          (c) at any time if, in connection with the performance of its duties hereunder, Yucaipa or any of its members commits (or is grossly negligent in its supervision or hiring of any employee or agent of Yucaipa who commits) any act of fraud, dishonesty or gross negligence which is materially detrimental to the business or reputation of the Company as reasonably determined by the Board of Directors.

          6.2  Termination by Yucaipa.  Yucaipa may elect to terminate this
Agreement:

          (a) if the Company shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice from Yucaipa, which notice shall describe the alleged failure with particularity;

          (b) if the Company shall fail to make any payment due to Yucaipa hereunder, if such payment is not made in full within thirty (30) days after written notice of such failure; or

          (c) if Ronald W. Burkle ceases to be Chairman of the Board of Directors, other than by reason of his death, disability, termination for Cause or voluntary resignation. For purposes of the foregoing, "Cause" shall mean the commission by Ronald W. Burkle of any act described in Section 6.1(c) or any felony conviction.

          6.3 Termination for Change of Control. This Agreement may be terminated, at the election of either Yucaipa or the Company, if during the term hereof there shall have been a change in control of the Company, which for purposes of this Agreement shall be deemed to have occurred upon any of the following events: (a) the acquisition after the Effective Date, in one or more transactions, of "beneficial ownership" (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person (other than Yucaipa or any of its members or affiliates) or any group of persons (excluding any group which includes Yucaipa or any of its members or affiliates) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of the Company such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) 40% or more of the Company's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors; or (b) the sale of all or substantially all of the assets or capital stock of the Company (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction or series of related transactions (excluding any sale to Yucaipa or any of its members or affiliates). As used herein the term "affiliate" refers to any person controlled by, or under common control with, the specified person.

          6.4  Payments upon Termination.

          (a)  In the event of any termination pursuant to Section 6.1(a),
Section 6.2 or Section 6.3, the Company shall pay, or cause to be paid, to Yucaipa a cash termination payment in an amount equal to the greater of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) twice the total consulting fees that would have been earned by Yucaipa under Section 2 hereof during the remaining term of this Agreement as if the Agreement had not been terminated, without regard to any sums previously paid by the Company to Yucaipa pursuant to Section 2 above.

          (b)  Such amount, if any, which shall be due Yucaipa pursuant to this
Section 6.4 in the event of any such termination shall be due and payable to Yucaipa, in full, as of the date of such termination. The parties intend that should the foregoing payments be determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.

          6.5 Effect of Termination. Upon any such termination of this Agreement the obligations of the parties hereunder shall also terminate, except
(i) the Company shall continue to be obligated to Yucaipa for any payments to be received pursuant to Section 6.4(a), and for any unpaid fees or expenses incurred prior to any such termination, (ii) the Company's obligations under
Section 7 hereof shall survive any such termination for the period of time specified therein; and (iii) the provisions of Sections 8, 9 and 10 shall survive any such termination.

SECTION 7.     STANDSTILL.

          Yucaipa agrees that during the term of this Agreement and for a period of 90 days from the later of (i) the date on which this Agreement is terminated or (ii) the date on which Ronald W. Burkle ceases to be the Chairman of the Board of Directors, neither it nor any of its affiliates, alone or with others, will in any manner, without the prior approval of the Company's Board of Directors, (a) enter into or agreed to enter into, singly or with any other person, any form of business combination, acquisition, restructuring, recapitalization, liquidation or other similar transaction relating to the Company or any subsidiary of the Company, (b) hold, acquire, or offer or agree to acquire, become the beneficial owner of or obtain any rights in respect of, in each case by purchase or otherwise, any securities entitled to vote generally in the election of directors of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible or exercisable into or exchangeable for such securities ("Voting Securities") of the Company, in excess of 15% of the Company's outstanding Voting Securities (including for these purposes any shares of Company Common Stock acquired pursuant to the Mergers or upon the exercise of any currently exercisable option or warrant), (c) make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Company, seek to influence any person with respect to any such Voting Securities, (d) participate in or encourage the formation of any partnership, syndicate, voting trust or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks control of the Company or has the purpose of circumventing any provision of this Agreement, (e) otherwise act, alone or in concert with other (including, without limitation, by providing financing for another Person), to seek or to offer to control or influence, in any manner (except pursuant to its services under this Agreement or through its representatives on the Board of Directors, or policies of the Company, (f) make any formal demand, request or proposal to amend, waive or terminate any provision of this Section 7, (g) make any proposal or other communication or take any other action that would compel the Company to make a public announcement or disclosure thereof in respect of any matter referred to in this
Section 7 or (h) publicly propose or announce or otherwise publicly disclose an intent to propose or that it is considering proposing any of the matters referred to in this Section 7. Yucaipa shall be released from its obligations hereunder in the event that the Company enters into an agreement which would result in a Change of Control with any person other than Yucaipa or its affiliates. As used herein the terms "beneficial ownership," "person" and "group" shall have the meanings ascribed to such terms pursuant to Regulation 13D-G adopted by the SEC under the Securities Exchange Act of 1934, as amended, and as in effect on the date hereof; provided, however, that for purposes of determining beneficial ownership under this Section 7 any Voting Securities issuable upon the exercise of any option or warrant shall only be included in such determination to the extent of the number of such Voting Securities which would be issuable under such option or warrant on a "net" or "cashless" basis at such time. In addition, Yucaipa agrees that it will exercise any such option or warrant on a "net" or "cashless" basis if and to the extent the exercise on any other basis would result in its aggregate beneficial ownership of Voting Securities exceeding 15% of the Company's outstanding Voting Securities.

SECTION 8.     CONFIDENTIALITY.

               8.1  Definitions.  For purposes of this Section:

               (a) The term "Confidential Material" means all information, whether oral, written or otherwise (including any information furnished prior to the execution of this Agreement), furnished or otherwise disclosed by the Company to Yucaipa and its affiliates or any of the Representatives (as defined below), and all notes, reports, analyses, compilations, studies and other materials prepared by Yucaipa or any of the Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which is or becomes generally available to the public other than as a result of a disclosure by Yucaipa or any of the Representatives or becomes available to Yucaipa or any of the Representatives on a non-confidential basis from any source that is not known by Yucaipa or such Representative to be bound by an obligation of confidentiality to the Company.

               (b) The term "Representatives" shall mean any and all members, partners, directors, officers, employees, agents, prospective financing sources, affiliates or representatives (including representatives of advisors) of Yucaipa.

               8.2 Yucaipa and its affiliates and each of the Representatives shall preserve the confidentiality of the Confidential Material and shall not disclose any of the Confidential Material in any manner whatsoever; provided, however, that (i) Yucaipa or its affiliates may make any disclosure of such information to which the Company gives its prior written consent, (ii) Yucaipa and its affiliates and the Representatives may make disclosures of such information within the scope of their authority under this Agreement, and (iii) any of such information may be disclosed to the Representatives who need to know, and who are informed of the confidential nature of the Confidential Material and of the terms of this Section and who agree to keep such information confidential. In any event, Yucaipa and its affiliates shall inform each of their Representatives which have, or will have, access to any or all of the Confidential Material, of the existence and content of this Agreement and will take all reasonable action necessary to cause such Representatives to observe the confidentiality requirements of this Agreement. In any event, Yucaipa shall be responsible for any breach of this Agreement by any of its Representatives.

               8.3 If Yucaipa or its affiliates or any of the Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Confidential Material or such person's opinion, judgment, view or recommendation concerning the Company as developed from the Confidential Material, Yucaipa agrees (i) to immediately notify the Company in writing of the existence, terms and circumstances surrounding such a request,
(ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and shall exercise its best efforts to obtain reliable assurance that confidential treatment required hereby will be accorded such Confidential Material, and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of counsel to Yucaipa, Yucaipa is legally compelled to disclose, and to cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

               8.4 Yucaipa hereby acknowledges on behalf of itself and its affiliates (and agrees to advise its affiliates and the Representatives who are informed in accordance with the terms of this Section as to the matters which are the subject of this Section), that the United States securities laws prohibit any person who has received from an issuer material, non-public information, including certain information that may be part of the Confidential Material, while such information is non-public, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

SECTION 9.     INDEMNIFICATION.

          (a) The Company (the "Indemnifying Party") agrees to indemnify and hold harmless Yucaipa and each of its affiliates, members, partners, officers, agents and the employees of each of them (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any Indemnified Party may become subject which is related to or arises out of the performance of the services to be provided hereunder (or under the Merger Agreement), and will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by such Indemnified Party in connection with investigating or defending any such claim. Each Indemnifying Party further agrees that the indemnification and reimbursement commitments herein shall apply whether or not such Indemnified Party is a formal party to any such lawsuit, claim or other proceedings. The foregoing provision is expressly intended to cover reimbursement of reasonable legal and other expenses incurred in a deposition or other discovery proceeding.

          Notwithstanding the foregoing, the Indemnifying Party shall not be liable to any Indemnified Party (a) in respect of any loss, claim, damage, liability or expense to an Indemnified Party to the extent the same is determined, in a final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any intentional, material breach by such Indemnified Party of its obligations under this Agreement or (b) for any settlement effected by such Indemnified Party without the written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

          In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or proceeding, each Indemnifying Party shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from such Indemnifying Party to such Indemnified Party, to assume the investigation or defense of such claim, action or proceeding with counsel of the Indemnifying Party's choice at the Indemnifying Party's expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Party shall bear the expense of such separate counsel (and local counsel, if applicable), if (i) in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

               (b) If for any reason (other than the gross negligence or willful misconduct of an Indemnified Party referred to above) the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraph (a), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party and its affiliates, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

               (c) Notwithstanding anything contained in this Section 9, each Indemnified Party who is also a director, officer or employee of the Company shall not be entitled to any greater indemnification under clause (a) of this
Section 9 and contribution under clause (b) of this Section 9 than such Indemnified Party would otherwise be entitled to under the charter and by-laws of the Company or any other indemnification agreement to which such Indemnified Party is a signatory.

SECTION 10.    NOTICES.

          All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served and mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following the delivery of such notice to a reputable overnight courier service.

     If to Yucaipa:           The Yucaipa Companies LLC
                              10000 Santa Monica Boulevard
                              Fifth Floor
                              Los Angeles, California  90067
                              Attention:  Ronald W. Burkle

     If to the Company:       Fred Meyer, Inc.
                              3800 S.E. 22nd Avenue
                              Portland, Oregon 97202
                              Attention:  Robert G. Miller

     with a copy to the General Counsel of the Company at the same address.

SECTION 11.    MISCELLANEOUS.

          11.1 Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

          11.2 Assignment; Successors. This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by Ronald
W. Burkle, and provided further, that Yucaipa may assign the right to receive any payment hereunder (but not its duties and obligations hereunder) to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

          11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal domestic laws of the State of New York, without regard to the choice of law provisions thereof.

          11.4 Attorneys' Fees. If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys' fees.

          11.5 Relationship. Nothing in this Agreement shall constitute or be construed to be a partnership or joint venture between the Company and Yucaipa. To the extent appropriate to the duties and obligations hereunder, Yucaipa shall be an independent contractor and none of its employees shall be deemed employees of the Company by reason of this Agreement or the performance of its duties hereunder. This Agreement is for the benefit of the Company and Yucaipa and shall not create third party beneficiary rights.

          11.6 Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The natural persons executing this Agreement on behalf of each party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each party and on their own behalf. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

          11.7 Severability. If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible.

          11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be duly executed as of the date first above written.


                                   THE YUCAIPA COMPANIES LLC



                                   By: /S/ RONALD W. BURKLE
                                   Name:  Ronald W. Burkle
                                   Title:  Managing Member



                                   FRED MEYER, INC.


                                   By: /S/ KENNETH THRASHER
                                   Name:  Kenneth Thrasher
                                   Title:  Executive Vice President